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                                                                EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT

     AGREEMENT by and between Comerica Incorporated, a Delaware corporation (the "Company") and Ralph W. Babb, Jr. (the "Executive"), is made and shall be effective as of the 1st day of June, 1995.







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Section 1.  Definitions.  The following words and phrases, wherever capitalized, shall have the following meanings respectively:

     A. "Annual Base Salary" means the annual base salary described in Section 3.B(ii) hereof, including any increases thereof.

     B. "Annual Bonus" means the annual bonus described in Section 3.B.(iii) hereof.

     C. "Benefit Equalization Plan" means the Benefit Equalization Plan For Employees of Comerica Incorporated, as amended.

     D. "Board" means the Board of Directors of the Company.

     E. "Cause" means

     (i) An act of serious misconduct which includes, but is not limited to, embezzlement, fraud, dishonesty, breach of fiduciary duty to Comerica or violation of the Code of Ethics;

     (ii) The failure of the Executive to perform substantially and loyally the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes that the







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Executive has not substantially and loyally performed his duties; or

        (iii) Conviction of a crime involving dishonesty, breach of trust or money laundering, or conviction of any other crime which impairs his ability to perform his duties, or

        (iv) Willfully engaging in illegal conduct.

     F. "Change in Control of the Company" means a "change in control of the Corporation" as that term is defined in the Management Continuation Agreement.

     G. "Code" means the Internal Revenue Code of 1986, as amended.

     H. "Common Stock" means shares of $5.00 par value common stock of the Company.

     I. "Company" means Comerica Incorporated, a Delaware corporation.

     J. "Date of Termination" means:

        (i) if the Executive's employment is terminated by the Company for Cause, (or other than for cause), the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

        (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date






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of death of the Executive or the Disability Effective Date, as the case may be;
and

        (iii) if the Executive's employment is terminated by the Executive, the Date of Termination shall be his last day of employment.

     K. "Disability" or "Disabled": The Executive shall be considered to be "Disabled" or suffering from "Disability" when the conditions set forth in the Comerica Long-Term Disability Policy applicable to Executive Vice Presidents are satisfied, the provisions of which policy being incorporated herein by reference.

     L. "Employment Period" means the period commencing on the date this Agreement becomes effective and ending on the third anniversary of such date.

     M. "Good Reason" means:

        (i) The assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.A. of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not








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taken in bad faith which is remedied by the Company promptly after receipt of notice thereof from the Executive;

        (ii) Any failure by the Company to comply with any of the provisions of
Section 3.B. of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof from the Executive;

        (iii) The assignment by the Company of the Executive to any office or location other than that to which the Executive was assigned as of the effective date of this Agreement other than in connection with a change of the Company's headquarters if the Executive is relocated to such headquarters;

        (iv) Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

        (v) Any failure by the Company to comply with and satisfy Section 8.C. of this Agreement.

     N. "Initial Option Grant" means the nonqualified stock option to acquire 15,000 shares of the Company's Common Stock described in Section 3.B.(iv) hereof to be granted to Executive under the Long-Term Incentive Plan.








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     O. "Initial Restricted Stock Award" means the 10,000 shares of the
Company's Common Stock described in Section 3.B.(iv) hereof to be awarded to the Executive under the Long-Term Incentive Plan.

     P. "Long-Term Incentive Plan" means the Comerica Incorporated Long-Term Incentive Plan, as amended.

     Q. "Management Continuation Agreement" means an agreement entered into by the Executive and the Company of even date herewith which provides benefits to the Executive upon a "change in control of the Corporation", the provisions of which agreement are incorporated herein by reference.

     R. "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

     S. "Retirement Plan" means the Comerica Incorporated Retirement Plan, as amended.






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     T. "Supplemental Pension" means a monthly pension calculated pursuant to the formula in the Retirement Plan, utilizing the Executive's benefit accrual service under the Retirement Plan and his service while he was employed at Mercantile Bancorporation, Inc. ("Mercantile") as though it were benefit accrual service under the Retirement Plan, the amount so calculated to be reduced by the aggregate pensions the Executive receives under the defined benefit pension plans, whether qualified or non-qualified, maintained by Mercantile in which the Executive participates, and by the aggregate pensions he receives under the Retirement Plan and the Benefit Equalization Plan without including his service while employed at Mercantile. The Supplemental Pension shall be paid from the Benefit Equalization Plan.









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Section 2.  Employment Period.  The Company hereby agrees to continue the
Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period.






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Section 3. Terms of Employment.

     A.  Position and Duties.

        (i) Commencing on the effective date hereof and for the remainder of the Employment Period, the Executive shall be Executive Vice President and Chief Financial Officer of the Company and shall have such duties, responsibilities and authority as shall be consistent therewith. The Executive shall also be Executive Vice President and Chief Financial Officer of Comerica Bank.

        (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees,
(b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with







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this Agreement and further provided that they conform to Comerica's Code of
Ethics.

     B.  Compensation.

        (i) Signing Bonus. Within 10 days after the effective date hereof, the Company shall pay the Executive a $100,000 signing bonus in cash.

        (ii) Annual Base Salary. Commencing on the effective date hereof and during the Employment Period, the Executive shall receive an Annual Base Salary of $300,000 to be paid in accordance with established Company payroll policy. The Annual Base Salary shall be reviewed in accordance with established Company
policy for Executive Vice Presidents.   Any increase in Annual Base Salary
shall not serve to limit or reduce any other obligation which is or may be owed to the Executive under this Agreement. Annual Base Salary shall not be reduced after any increase thereof.

        (iii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible for an Annual Bonus pursuant to the Company's annual management incentive compensation program; provided, however that Executive shall receive an Annual Bonus of at least $200,000 for the period commencing on the effective date of this Agreement and ending on December 31, 1995.









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        (iv) Stock Options and Restricted Stock.  The Executive shall receive on the effective date hereof an Initial Option Grant under the Long-Term Incentive Plan to acquire 15,000 shares of Common Stock, with a purchase price equal to the fair market value of such shares on the effective date hereof. Options under the Initial Option Grant shall vest and become exercisable with respect to 3,750 shares after one year, with respect to an additional 3,750 shares after two years, with respect to an additional 3,750 shares after three years, and as to the final 3,750 shares, after four years. Executive shall also be considered for additional option grants under the Long-Term Incentive Plan on an annual basis during the Employment Period. Notwithstanding the foregoing, all options held by the Executive, including those comprising the Initial
Option Grant, shall vest and become immediately exercisable (a) upon a Change in Control of the Company, (b) upon a termination of Executive's employment by the Company in the absence of a showing of Cause or (c) upon a resignation by the Executive for Good Reason.

     The Executive shall receive on the effective date hereof an Initial Restricted Stock Award of 10,000 shares of Common Stock. Shares comprising the Initial Restricted Stock Award shall vest on






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the fifth anniversary of such award; provided, that the Executive remains employed by Comerica on such date, and further provided, that the restricted shares shall vest immediately (a) upon a Change in Control of the Company, (b) upon a termination of the Executive's employment by the Company in the absence of showing of Cause, (c) upon the death or Disability of the Executive or (d) upon a resignation by the Executive for Good Reason.

        (v) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to Executive Vice Presidents of the Company. In addition, the Company shall provide the Executive with a Supplemental Pension. The Executive's right to receive the Supplemental Pension shall vest on the earliest to occur of (a) the fifth anniversary of the effective date hereof,
(b) a Change in Control of the Company, or (c) a termination of the Executive's employment by the Company in the absence of a showing of Cause or the resignation by the Executive from the Company for Good Reason.

        (vi) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all







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benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other Executive Vice Presidents of the Company.

        (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses he incurs, in accordance with established Company policy.

        (viii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive fringe benefits provided generally to other Executive Vice Presidents of the Company.

        (ix) Vacation. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.






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     Section 4.   Termination of Employment.

        The Executive or the Company, as the case may be, may terminate the Executive's employment during the Employment Period for the following reasons subject to adherence to the applicable requirements of this Agreement:

     A. Due to Disability. If the Company determines in good faith that the Executive has become Disabled during the Employment Period, it may terminate his employment by delivering a Notice of Termination to the Executive or his representative. In such event, the Executive's employment with the Company shall cease effective on the 30th day after receipt of such notice by the Executive or his representative (the "Disability Effective Date"), provided that, within the 30 days after receipt of such notice, the Executive shall not have returned to full-time performance of his duties.

     B. For Cause. The Company may terminate the Executive's employment during the Employment Period for Cause.

     C. For Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason.

     D. Without Cause. The Company may terminate the Executive's employment without Cause during the Employment Period.







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     E. Voluntary Resignation.  The Executive may voluntarily resign during the
Employment Period.

     Any termination of the Executive's employment by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9.B. of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.






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Section 5. Obligations of the Company Upon Termination of Executive's
Employment.

     A. Resignation By The Executive For Good Reason; Termination By the Company In The Absence of a Showing of Cause. If, during the Employment Period, the Executive shall resign for Good Reason or the Company shall terminate the Executive's employment other than for Cause or by reason of the Executive's Disability, the Executive shall receive the following:

           (i) His Annual Base Salary for the remainder of the Employment Period or for a period of one year, whichever period is longer, shall be paid to him in a lump sum in cash within 30 days after the Date of Termination;

           (ii) An amount in lieu of the Annual Bonus he would have been eligible to receive during the remainder of the Employment Period shall be paid to him in a lump sum in cash within 30 days after the Date of Termination, such amount to be determined by dividing the highest Annual Bonus he earned during the Employment Period (annualized for any period of less than 12 months) by 12 and multiplying such amount by the greater of (a) the number of months






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           and fractions of a month remaining in the Employment Period subsequent to cessation of his employment or (b) 12;
           provided, however, that if the Executive's employment ceases prior to December 31, 1995, for purposes hereof, the highest Annual Bonus shall be deemed to be $200,000;

           (iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid shall be paid to him in a lump sum in cash within 30 days after the Date of Termination (the sum of the amounts described in clauses (i)-(iii) above, being hereinafter referred to as "Contractual Obligations".

           (iv) full and immediate vesting as of the Date of Termination of all stock options and restricted stock awards (including, without limitation, the Initial Option Grant and the Initial Restricted Stock Award) in addition to full and immediate vesting as of the Date of Termination of any other stock-based compensation;





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           (v)  for the remainder of the Employment Period or for a
           period of one year, whichever period is longer, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.B.(vi) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Executive Vice Presidents of the Company and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices,







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           programs and policies, the Executive shall be considered to have remained employed until the last day of the Employment Period. The Company may satisfy its obligation to continue benefits described in Section 3.B.(vi) by providing a lump sum payment to the Executive or his family equal to the present value of its obligation to provide such benefits.
           The determination of the present value of such benefits shall be made utilizing reasonable actuarial assumptions;

           (vi) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be mutually selected by the Company and the Executive; and

           (vii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company through the last day of the Employment Period,






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           including, without limitation, the Supplemental Pension (such other amounts and benefits being hereinafter referred to as the "Other Benefits").

     B. Cessation of Executive's Employment Due To Death. If the Executive dies during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives, other than for payment of (i) his Annual Base salary through the date of death; (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (iii) Other Benefits, in each case to the extent theretofore unpaid through the Date of Termination. Applicable life insurance benefits shall be paid to the designated beneficiary.

     C. Cessation Of Executive's Employment Due To Disability. If the Executive's employment ceases during the Employment Period due to his Disability, this Agreement shall terminate without further obligations to the Executive, other than for payment of (i) his Annual Base salary through the Disability Effective Date; (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (iii) Other Benefits, in each case to the extent theretofore unpaid through the Date of Termination.







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     D.  Termination of Executive's Employment By The Company For Cause.  If
the Executive's employment shall be terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than to pay to the Executive (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (iii) Other Benefits, in each case to the extent theretofore unpaid through the Date of Termination. Upon a termination of the Executive's employment for Cause by the Company, the Executive shall forfeit all stock options and restricted stock awards that are not vested on the Date of Termination, including, without limitation, the Initial Option Grant and the Initial Restricted Stock Award to the extent not vested.

     E. Resignation By The Executive. If the Executive voluntarily resigns during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than to pay to the Executive (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (iii) Other Benefits, in each case to the extent theretofore unpaid through the Date of Termination. Upon the








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resignation by the Executive during the Employment Period, he shall forfeit all stock options and restricted stock awards that are not vested on the Date of Termination including, without limitation, the Initial Option Grant and the Initial Restricted Stock Award to the extent not vested.







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Section 6.  Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.
Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.









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Section 7.  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.







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Section 8. Successors.

     A. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.







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Section 9. Miscellaneous.

     A. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:
                     Ralph W. Babb, Jr.
                     143 High Grove Lane
                     Chesterfield, Missouri 63005

             If to the Company:
                     Comerica Incorporated
                     P.O. Box 75000
                     Detroit, MI  48275-1061

                     Attention: Chief Executive Officer






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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     D. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or other withholdings as shall be required to be withheld pursuant to any applicable law or regulation or as directed by the Executive.

     E. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     F. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the







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outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of Code. Notwithstanding the foregoing, the Company shall have no liability for such legal fees and expenses if the Executive fails to act in good faith with respect to any controversy involving this Agreement.








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Section 10.  No Prohibited Payments.  Notwithstanding anything in this
Agreement to the contrary, the Company shall not make any payment to the Executive which, according to the opinion of the Company's outside counsel, would violate Section 2523(k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828(k)), or any rules or regulations promulgated thereunder.








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Section 11.  Interrelationsip With Management Continuation Agreement.  The
Executive acknowledges that he is a party to the Management Continuation Agreement and that any rights he may possess that arise due to the occurrence of a Change in Control of the Company will be governed by the provisions of the Management Continuation Agreement (or any similar agreement which may replace the Management Continuation Agreement) and not this Agreement, and under no circumstances shall he be entitled to any double recovery by reason of the fact that he is a party to this Agreement and the Management Continuation Agreement (or any replacement agreement).

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                           RALPH W. BABB, JR.

                                      --------------------------------

                                           COMERICA INCORPORATED


                                      By
                                         -----------------------------
                                           Richard A. Collister
                                           Executive Vice President






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